PRESS RELEASE

LOS ANGELES, March 10 /PRNewswire-FirstCall/ -- The X-Change Corporation (OTC:XCHC.PK.ob - News), announced the dismissal of members of its Board of Directors and Officers.

In an action by shareholders on March 9, 2010, certain members of the board of directors were dismissed. In addition, the Company has reversed its merger with Connected Media Technologies, Inc., on the basis of improprieties in that company's representations of its assets. The Company has not issued the 400 million shares of its common stock for this transaction and will not be acquiring any assets but will develop its assets from within the Company. Additional stock will not be issued for assets.

Dismissed today by company Shareholders, voting more than two-thirds of the outstanding stock, were President and CEO Nydia Del Valle and directors Hugo A. Castro, Felipe Tavares, Roland-Sanchez Medina, Jr., and Juan M. Chacin.

About The X-Change Corporation

The X-Change Corporation is a multimedia and e-commerce venture serving the diverse and growing Hispanic markets of North America, including Canada, North America, and Mexico through the provision of services tailored to their cultural expectations and preferences. These services initially include a bilingual home shopping network accessible through the web, mobile devices, and TV, and an entertainment service delivering Latino-targeted content to web browsers and mobile devices. The Company intends to seek out or build complementary products that help it achieve its goals for growth and profitability.

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing works such as "anticipate," "seek," intend," "believe," "plan," "estimate," "expect," "project," "plan," or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur.  The X-Change Corporation does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Contact Information
Mr. Fernando A. Gomez, Executive Vice President
Email: info@xchccorp.com
Tel: +1 310 490 0008
Web: www.xchccorp.com